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FOR IMMEDIATE RELEASE

MARPAI announces withdrawal from nasdaq HEARINGS process and will transition Trading to the otcQX Market

Move reduces cost and burdens of Nasdaq listing

Tampa, May 24, 2024, Marpai, Inc. (“Marpai” or the “Company”) (Nasdaq: MRAI), an independent national Third-Party Administration (TPA) company transforming the $22 billion TPA market supporting self-funded employer health plans with affordable, intelligent, healthcare, today announced it has informed The Nasdaq Stock Market LLC of its intention to withdraw from the Nasdaq hearings process and transition the listing of its Class A common shares, par value $0.0001 per share (the “Shares”), from The Nasdaq Capital Market (“Nasdaq”) and have the Shares quoted on the OTCQX Market (“OTCQX”). The Company provided notice of the withdrawal to the Nasdaq Hearings Panel on May 24, 2024. The Company was under a Nasdaq Panel Monitor and was not in compliance with the minimum stockholders’ equity requirement, as outlined in Nasdaq Listing Rule 5550(b)(1). The Company expects that its Shares will be suspended from trading on Nasdaq effective at the opening of trading on Wednesday, May 29, 2024, and will have its Shares commence trading on OTCQX immediately thereafter. The Company anticipates that the Panel will file a SEC Form 25 which will formally delist the Company’s Shares from Nasdaq in the near term.

Although the timing of the Company’s decision was driven in part by the determination it would be unable to comply with Nasdaq’s continued listing standards, the Company has been evaluating its listing options and has concluded that, for the Company, the cost of a Nasdaq listing, and the management attention required to maintain compliance with the continued Nasdaq listing standards, outweighs the benefits of being listed on Nasdaq. The Company believes that eliminating the effort and cost required to maintain compliance with Nasdaq’s continued listing standards will better enable the Company to currently focus on its objective of driving profitable growth for Marpai.

The Company intends to have its Shares quoted on OTCQX Market and expects that the Shares will be traded on OTCQX under its current trading symbol “MRAI” concurrent with the Nasdaq trading suspension. The Company expects that transferring its Shares to OTCQX will ensure that a trading market may continue to exist for such securities. There is no guarantee, however, that a broker will continue to make a market in the Shares or that trading thereof will continue on OTCQX or otherwise.

The Company will remain subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, following the delisting of its Shares from Nasdaq. Shareholders of the Company will not be required to exchange any Shares.

Commenting on the change, Damien Lamendola, CEO of Marpai said, "We are thrilled that Marpai will transition to trading on OTCQX Market. This shift reflects our commitment to transparency, shareholder value, and meeting the highest standards for financial reporting. OTCQX will ensure continued visibility among institutional investors and analysts, which we believe will ultimately

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translate into benefits for our shareholders. We believe this change also benefits shareholders as it represents a significant reduction in our public company expenses.”

About Marpai, Inc.

Marpai, Inc. is a leading, national TPA company bringing value-oriented health plan services to employers that directly pay for employee health benefits. Primarily competing in the $22 billion TPA sector serving self-funded employer health plans representing over $1 trillion in annual claims. Through its Marpai Saves initiative, the Company works to deliver the healthiest member population for the health plan budget. Operating nationwide, Marpai offers access to leading provider networks including Aetna and Cigna and all TPA services. For more information, visit www.marpaihealth.com, the content of which is not incorporated by reference into this press release. Investors are invited to visit https://www.ir.marpaihealth.com. Investor Relations contact:
Steve Johnson, steve.johnson@marpaihealth.com

About OTC Markets

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," “guidance,” "may," "can," "could", "will", "potential", "should," "goal" and variations of these words or similar expressions. For example, the Company is using forward looking statements when it discusses the timing and effect of the Company’s delisting from Nasdaq and transfer to OTCQX Market, the expected timing of the change of the listing of the Shares from Nasdaq to OTCQX Market, the potential benefits to be realized by the transfer of its listing to OTCQX and that it believes that eliminating the effort and cost required to maintain compliance with Nasdaq’s continued listing standards will better enable it to currently focus on its objective of driving profitable growth. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai's current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai's current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

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More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai's filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

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